EXHIBIT C

      Mutual funds with similar investment objectives to any of the Funds for which U.S. Trust provides investment advisory services:

                                              Contractual Advisory Fee Rate
                      Net Assets as           Expressed as a Percentage of
Name of Fund          of March 31, 1995       Net Assets
                      ($ millions)



UST Master Funds:

  Equity Fund                137                          .75%*

  Managed Income Fund         86                          .75%*#



     * U.S. Trust has voluntarily agreed to waive a portion of these advisory fees.

     # Advisory Fee is currently being voluntarily limited to .65%.